 Financial Corporation,

For Immediate Release

AAMES FINANCIAL CORPORATION REPORTS
Fiscal 2002 and Fourth Quarter Results
Release of Wholesale Web-Based Automated Underwriting Engine

        Los Angeles, California, September 27, 2002 - Aames Financial Corporation (NASD OTC Bulletin Board: "AMSF"), a leader in subprime home equity lending, today reported net income of $4.5 million for the year ended June 30, 2002, compared to a net loss of $30.5 million during the year ended June 30, 2001. Results of operations during the year ended June 30, 2002 and 2001 included residual interest write-downs of $27.0 million and $33.6 million, respectively. After the convertible preferred stock dividend accrual of $13.8 million and $13.9 million for the years ended June 30, 2002 and 2001, respectively, the net loss to common shareholders was $9.2 million and $44.4 million, respectively. Diluted net loss per common share was $1.45 for the year ended June 30, 2002 compared to a net loss per common share of $7.11 a year ago.

        A. Jay Meyerson, Aames' Chief Executive Officer, stated, "I am pleased by the improved results from the Company's core operations, including continued growth in our loan production, increased earnings from gain on sale, improved credit quality and continued management of operating expenses." Meyerson continued, "Despite these results, the Company experienced write-downs to its residual interests during the fiscal year, which negatively impacted the Company's earnings and net worth."

        Results for the three months ended June 30, 2002

        The Company reported net income of $186,000 for the three months ended June 30, 2002, compared to a net loss of $988,000 during the same quarter a year ago. During the three months ended June 30, 2002 and 2001, the net loss to common shareholders was $607,000 and $3.2 million, respectively. The net loss per common share during the three months ended June 30, 2002 and 2001 was $0.04 and $0.51, respectively.

Summary of Financial Results for the Year Ended June 30, 2002

          Total revenues

        During the year ended June 30, 2002 total revenue was $220.1 million, up $31.4 million from $188.7 million of total revenue reported a year ago. Total revenue during the year ended June 30, 2002 includes $27.0 million of previously announced write-downs to the Company's residual interests. The write-downs resulted from the changes made by the Company to its credit loss assumptions used in valuing its residual interests in light of the Company's assessment of higher than expected credit loss and delinquency experience of certain loans in the Company's securitized trusts.

        Excluding the residual interest write-downs of $27.0 million and $33.6 million during the years ended June 30, 2002 and 2001, respectively, total revenue during the year ended June 30, 2002 was $247.1 million, an increase of $24.8 million, or 11.2% from total revenue of $222.3 million during the year ended June 30, 2001.

        The increase in total revenues was primarily attributable to a $22.1 million increase in gain on sale of loans during the year ended June 30, 2002 to $95.5 million over the $73.4 million in gain on sale of loans reported during the year ended June 30, 2001. The increase in gain on sale is attributable to the increase during the year ended June 30, 2002 in the total amount of loans sold of $861.1 million, or 36.9%, to $3.2 billion over the $2.3 billion of total loans sold during the year ended June 30, 2001. The increase in total revenues also resulted from a $8.6 million increase in origination fees to $56.0 million from $47.4 million a year ago resulting from the $870.9 million increase in loan production during the year ended June 30, 2002 over production levels a year earlier. Partially offsetting the increases in gain on sale and origination fees were declines in interest income and loan servicing of $3.3 million and $2.5 million to $83.2 million and $12.5 million, respectively, from the $86.5 million and $15.0 million, respectively, reported during the year ended June 30, 2001. The decrease in interest income was due primarily to the decline in discount accretion earned on lower average residual interest balances during the year ended June 30, 2002 compared to the year ended June 30, 2001. To a lesser extent, the decline in interest income was due to the declines in the rates of interest earned on the Company's loans held for sale in light of the current mortgage interest rate environment despite having higher average balances of loans held for sale during fiscal 2002. The decline in loan servicing revenue during the year ended June 30, 2002 was driven by the decrease in the Company's portfolio of mortgage loans in securitization trusts serviced in-house during fiscal 2002 from a year ago.

        The Company reported total revenue of $54.8 million during the three months ended June 30, 2002 compared to total revenue of $53.1 million during the same quarter a year ago.

        Total expenses

        Total expenses during the year ended June 30, 2002 declined $4.9 million, or 2.3%, to $212.5 million from $217.4 million of total expenses reported during the year ended June 30, 2001. The decrease in total expenses was attributable to declines of $10.0 million and $13.5 million in general and administrative and interest expense, respectively, from levels reported during the year ended June 30, 2001. General and administrative expenses declined during the year ended June 30, 2002 from a year ago due primarily to decreases in occupancy, communications, legal and professional expenses. Interest expense declined during the year ended June 30, 2002 from the year ended June 30, 2001 due to lower interest costs on the Company's revolving warehouse and repurchase facilities despite increased average borrowings under the facilities during fiscal 2002 when compared to such rates and average borrowings outstanding during fiscal 2001. Partially offsetting these declines were increases in personnel expense and production expense of $16.4 million and $2.3 million, respectively, during the year ended June 30, 2002 over levels reported during the year ended June 30, 2001. The increases in personnel expense during the year ended June 30, 2002 from a year ago was due primarily to increased compensation expenses incurred as a consequence of the acquisition of the Company's second National Loan Center, coupled with incentive compensation relative to the increase in the Company's total loan production and, to a lesser extent, increases in medical and other benefit costs during fiscal 2002 over those incurred a year ago. The increase in production expense during the year ended June 30, 2002 over a year ago is attributable to the increase during fiscal 2002 in the Company's total loan production from loan origination levels reported a year ago.

        Total expenses during the three months ended June 30, 2002 were $53.9 million compared to $51.7 million during the comparable three month period during 2001.

Total loan production

        During the year ended June 30, 2002, the Company's total mortgage loan production increased $870.9 million, or 36.7%, to $3.2 billion over the $2.3 billion of mortgage loans originated during the year ended June 30, 2001. The increase in the Company's loan origination volumes during the year ended June 30, 2002 over those reported during the year ended June 30, 2001 were due, in part, to a generally more favorable interest rate environment in place during 2002 which has contributed to increased financing activities in markets where the Company operates.

        Retail Production

        The Company's total retail loan production was $1.6 billion, up $429.3 million, or 36.4%, over $1.2 billion of total retail loan production reported during the year ended June 30, 2001. Loan origination through the Company's traditional retail branch network increased $175.5 million or 15.9% to $1.3 billion, over $1.1 billion a year ago. Mortgage loan production through the National Loan Centers increased $253.8 million to $329.7 million during the year ended June 30, 2002 over $75.9 million a year ago.

        Broker Production

        The Company's total broker loan production during the year ended June 30, 2002 was $1.6 billion an increase of $441.6 million, or 37.1%, over the $1.2 billion during the year ended June 30, 2001. Of the total broker loan production during the year ended June 30, 2002, mortgage loan origination volume through the Company's traditional regional broker office network was $1.5 billion, up $374.5 million, or 33.0% from the $1.1 billion of mortgage loans produced through the traditional broker network during the year ended June 30, 2001. Broker loan production originated through telemarketing and the Internet was $122.4 million during the year ended June 30, 2002 compared to $55.3 million a year ago.

Loan dispositions and loan servicing

           During the year ended June 30, 2002, the Company sold and securitized a total of $3.2 billion of mortgage loans which includes loans pooled and sold in securitzations of $0.6 billion and whole loan sales for cash of $2.6 billion. In comparison, during the year ended June 30, 2001 the Company securitized and sold of an aggregate of $2.3 billion of mortgage loans comprised of loans pooled and sold in securitizations of $1.2 million and $1.1 billion of whole loan sales for cash.

        "As the result of higher valuations, the Company chose to sell most of its mortgage loans in whole loan sales, and completed only two securitizations during the fiscal year ended June 30, 2001," said Ronald J. Nicolas, Jr., Aames' Chief Financial Officer. Nicolas explained that, "The Company closely monitors market prices for its loan products and modifies its loan disposition strategy to capture these higher values."

        As a means to maximize profitability and cash flows during the year ended June 30, 2002, the Company sold all of the residual interests created in its securitizations for $16.4 million in cash to an affiliate. In addition, the Company sold for cash all of the servicing rights in its securitizations to unaffiliated loan servicing companies. All of the Company's whole loan sales were done on a servicing released basis.

        At June 30, 2002 and 2001, the Company's total servicing portfolio was $2.3 billion and $2.7 billion, respectively, of which $2.2 billion and $2.5 billion, respectively, or 94.6% and 93.2%, respectively, was serviced in-house. The Company's portfolio of mortgage loans in securitization trusts serviced in-house declined to $1.2 billion at June 30, 2002 from $1.8 billion at June 30, 2001. In-house servicing at June 30, 2002 and 2001 also includes $991.0 million and $722.0 million of loans serviced on an interim basis. Loans serviced on an interim basis includes loans sold where servicing has not yet been transferred and loans held for sale. The decline in the Company's portfolio of mortgage loans in securitization trusts serviced in-house at June 30, 2002 from a year ago is due to normal amortization and prepayments, and the disposition of all loans during the year ended June 30, 2002 on a servicing released basis.

        Release of Web-Based Automated Underwriting Engine for the Company's Wholesale Division

          The Company successfully released a comprehensive web-based automated underwriting engine at www.aamesdirect.com, for wholesale subprime mortgage transactions. This new engine expands the web-based service for mortgage brokers to include all of the Company's loan products. Brokers utilizing the engine are able to receive timely automated approvals specifically for their loan requests, which approvals include conditions, fees and pricing.

        Neil J. Notkin, Executive Vice President, Wholesale Sales and Marketing explained that, "With the automated underwriting engine, brokers can now enjoy a sophisticated online decision that until recently was only available for their prime credit customers."

        Aames Financial Corporation is a leading home equity lender, and at June 30, 2002 operated 98 retail Aames Home Loan branches, four wholesale loan centers and two National Loan Centers throughout the United States.

        For more information please contact Mr. Nicolas in the Company's Investor Relations Department at (323) 210-5311 or at info@aamesfinancial.com via email. Additional information may also be obtained by visiting www.aames.net, the Company's website.

          From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include the following: negative cash flow and continued access to outside sources of cash to fund operations; dependence on funding sources; third party rights to terminate mortgage servicing; high delinquencies and losses in the Company's securitization trusts; prepayment risk; changes in interest rates; basis risk; prolonged interruptions or reductions in the secondary market for mortgage loans; timing of loan sales; dependence on broker network; competition; concentration of operations in California and Florida; economic conditions; contingent risks on loans sold; government regulation; changes in federal income tax laws; ability to pay dividends and the concentrated ownership of the Company's controlling stockholder. For a more complete discussion of these risks and uncertainties, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors" in the Company's Annual Report on Form 10-K for the year ended June 30, 2002 and subsequent filings by the Company with the United States Securities and Exchange Commission.

Financial Tables and Supplementary Information Follow

AAMES FINANCIAL CORPORATION AND SUBSIDIARIES
Financial Tables
(In thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS		Year Ended June 30,
		2002	2001

Cash and cash equivalents		$17,391	$27,583
Loan held for sale, at lower of cost or market		462,068	417,164
Accounts receivable		61,276	71,052
Residual interests, at estimated fair value		197,297	237,838
Mortgage servicing rights, net		2,920	6,545
Other Assets		25,646	25,215

Total Assets		$766,598	$785,397

Borrowings		$263,970	$269,720
Revolving warehouse and repurchase facilities		383,119	393,301
Accrued dividend on convertible preferred stock		37,763	23,975
Other liabilities		44,561	52,516

		729,413	739,512
Stockholders' equity		37,185	45,885

Total liabilities and stockholders' equity		$766,598	$785,397

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Year Ended June 30,
	2002	2001	2000

Revenue:
Gain on sale of loans	$95,530	$73,435	$48,098
Write-down of residual interests and
mortgage servicing rights	(27,000)	(33,600)	(82,490)
Origination fees	55,986	47,430	37,951
Loan Servicing	12,462	14,989	15,654
Interest	83,161	86,477	94,569
Total revenue, including write-down of residual interests and mortgage servicing rights

	220,139	188,731	113,782

Expenses:
Personnel	114,800	98,404	93,239
Production	21,322	19,034	26,718
General and administrative	38,995	49,044	58,489
Interest	37,389	58,884	52,339
Provision for uncollectible receivables	---	---	2,000

	212,506	217,366	232,785

Income (loss) before income taxes	7,633	(28,635)	(119,003)
Provision for income taxes	3,087	1,889	3,369

Net income (loss)	$4,546	$(30,524)	$(122,372)

Net loss to common shareholders	$(9,242)	$(44,445)	$(130,498)

Net loss per common share:
Basic	$(1.45)	$(7.11)	$(21.02)

Diluted	$(1.45)	$(7.11)	$(21.02)

Weighted average number of common shares:
Basic	6,394	6,251	6,210

Diluted	6,394	6,251	6,210

AAMES FINANCIAL CORPORATION AND SUBSIDIARIES
Supplemental Information
(In thousands)

ORIGINATION VOLUMES:
	Year Ended June 30,
	2002	2001

Broker:
Traditional regional office network	$1,510,254	$1,135,754
Internet and Telemarketing	122,380	55,325

Total broker	1,632,634	1,191,079

Retail:
Traditional branch office network	1,280,225	1,104,676
Internet	329,650	75,875

Total retail	$1,609,875	$1,180,551

Total originations	$3,242,509	$2,371,630

SECURITIZATIONS AND WHOLE LOAN SALES:

	Year Ended June 30,
	2002	2001

Loan securitizations	$584,964	$1,231,464
Whole loan sales	2,610,041	1,102,465

	$3,195,005	$2,333,929

LOAN SERVICING:
	June 30,

	2002	2001	2000

Mortgage loans serviced:
Loans in securitization trusts	$1,192.0	$1,1811.0	$3,015.0
Loans serviced on an interim basis	991.0	722.0	281.0

Serviced in-house	2,183.0	2,533.0	3,296.0
Loans serviced by others	125.0	184.0	264.0

Total servicing portfolio	$2,308.0	$2,717.0	$3,560.0

Percentage serviced in-house	94.6%	93.2%	92.6%